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                             EPL Technologies, Inc.


                                  EXHIBIT 11.0

                 Computation of Basic Earnings per Common Share
                      and Diluted Earnings per Common Share




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                                  EXHIBIT 11.0

EPL TECHNOLOGIES, INC.

COMPUTATION OF BASIC LOSS PER COMMON SHARE AND
DILUTED LOSS PER COMMON SHARE
(in thousands except per share data)
--------------------------------------------------------

                                                        Twelve Months Ended December 31,
                                                      1998            1997            1996
                                                    --------        --------        --------
Net loss                                            $ (7,781)       $ (7,187)       $ (4,296)

Deduct:
Accretion, discount and dividends
 on preferred stock                                    2,754           1,168             999
                                                    --------        --------        --------

Net loss for common shareholders                    $(10,535)       $ (8,355)       $ (5,295)
                                                    ========        ========        ========

Weighted average number
  of common shares outstanding                        10,599           8,373           7,437
                                                    ========        ========        ========

Basic loss per share                                $  (0.99)       $  (1.00)       $  (0.71)
                                                    ========        ========        ========


Net loss for diluted loss
 per share computation                              $ (7,781)       $ (7,187)       $ (4,296)


Weighted average number
  of common shares outstanding                        10,599           8,373           7,437

Common share equivalent applicable to:
  Series A convertible preferred stock                   531           1,540           1,751
  Series B convertible preferred stock                   169             118
  Series C convertible preferred stock                    13              49
  Series D convertible preferred stock                 1,238             178
  Series A warrants                                       15             100             128
  Series D warrants                                      202              28
  Other warrants                                          75              96             243
  Stock options                                        1,831           1,574           1,196
Less common stock acquired
  with net proceeds                                    2,534             982             597

Weighted average number of common shares
  and common share equivalent used to compute       --------        --------        --------
  diluted loss per share                              11,970          11,125          10,276
                                                    ========        ========        ========

Diluted loss per share                              $  (0.65)       $  (0.65)       $  (0.42)
                                                    ========        ========        ========